Exhibit 99.1

Ocean Power Technologies, Inc. Appoints George H. Kirby as President and CEO

PENNINGTON, New Jersey – Ocean Power Technologies, Inc. (NASDAQ: OPTT) (OPT), today announced that its Board of Directors has appointed George H. Kirby as President, Chief Executive Officer (CEO), and Director effective January 20, 2015.

Terence J. Cryan, Chairman of the Board of OPT, stated, “George has a broad wealth of experience in the energy sector and a proven track record in the growth of operating businesses. We believe his leadership skills will be well applied in OPT’s efforts to capitalize on the growing market for off-shore data collection and transmission that require off grid power production at smaller scales. The Board was very deliberate in its search process to find a candidate with the right experience and know-how to advance OPT’s wave-energy technology to generate reliable, clean and environmentally-beneficial electricity. OPT has an aggressive development plan for 2015 that includes multiple buoy deployments so it is fortunate we have reached agreement with George to fill this role at the start of the year.”

Mr. Kirby has more than 22 years of experience in the global energy and infrastructure sector including the power and industrial facility sector. He was most recently Senior Vice President for the energy business unit at AECOM Technology Corporation, where he and his team provided full power generation and power delivery project life-cycle services in the U.S. energy market. Prior to that, he was Vice President of Utility Services at SAIC Energy, Environment & Infrastructure working with electric utilities in the North American market. Mr. Kirby also held a variety of management positions at GE Capital and GE Power & Water, as well as American Superconductor and Andrew Corporation. He is a registered Professional Engineer (Texas – inactive) and holds eight U.S. and European patents in power generation technology. Mr. Kirby received a Bachelor of Science degree in Aerospace Engineering from Syracuse University and an MBA from the Pennsylvania State University.

Mr. Cryan also expressed thanks to fellow Board member David L. Keller for his service as Interim CEO since June 2014. “Mr. Keller did an outstanding job overcoming various obstacles and laying the groundwork for OPT to succeed under Mr. Kirby’s leadership going forward. On behalf of the entire Board, I want to personally thank David for his dedication and hard work over the past six months.” Mr. Keller will continue to serve as a Director on the OPT Board after Mr. Kirby assumes his leadership role on January 20th.

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (Nasdaq: OPTT) is a pioneer in renewable wave-energy technology development that converts ocean wave energy into electricity.  OPT's proprietary PowerBuoy® technology is based on a modular design and has undergone periodic ocean testing since 1997.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

COMPANY CONTACT:

Mark A. Featherstone, Chief Financial Officer

Ocean Power Technologies, Inc.

Telephone: +1 (609) 730-0400